UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

June 12, 2010
Date of Report (date of Earliest Event Reported)

SECURE PATH TECHNOLOGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-144287	20-8552192
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1286 University Ave. #708
San Diego, CA 92103
(Address of principal executive offices and zip code)

775-352-4149
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As of June 12, 2010, Secure Path Technology Holdings, Inc. (the “Company”), is no longer a registration or license agency for International Standard Audiovisual Number (also known as “ISAN”).

ITEM 5.02                                DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

(a) On June 11, 2010, Mr. Josh Kline, the President and a member of the Board of Directors of the Company, resigned from such positions, effective immediately. Also on such date, Mr. David Benson, company Chief Technology Officer, resigned his position effective immediately. Also on such date, Mr. Chris Harano, a member of the Company’s Board of Directors, resigned effective immediately.

On June 16, 2010, the Company filled one of the vacancies on its Board of Directors by electing Ms. Dana Stewart as a member of the Board. Ms. Stewart is a Senior Associate at Lotus Asset Management, a Nevada-based investment management boutique focused on business design. Ms. Stewart worked in the Private Banking Client Group at Credit Suisse in Los Angeles, which managed over $6 billion in assets. Ms. Stewart also worked as a Client Analyst in Private Wealth Management at Goldman, Sachs & Co, where her team had over $8 billion in assets under management. At both Credit Suisse and Goldman Sachs, Ms. Stewart supported ultra-high net worth client relationships for a senior team. Her responsibilities included asset allocation, active account rebalancing, performance reviews, and trading. Ms. Stewart received her B.A. in Business Administration with a concentration in finance from Loyola Marymount University.

(b) On May 21, 2010, the Company appointed Mr. Alan Haft, age 44, a member of the Company’s Board of Directors as CEO and as Chairman of the Board for an open ended period of time.

 (c) As of June 12, 2010, Secure Path is no longer an ISAN registration or license agency.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE PATH TECHNOLOGY HOLDINGS, INC.

Date: June 16, 2010                                                               By:               /s/ Alan Haft
Name:          ALAN HAFT
Title:           CEO/CHAIRMAN OF THE BOARD